SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2019

AEROCENTURY CORP.
(Exact name of Registrant as specified in its charter)

Delaware	94-3263974
(State of Incorporation)	(I.R.S. Employer Identification No.)

000-1036848
(Commission File Number)

1440 Chapin Avenue, Suite 310
Burlingame, CA 94010
(Address of principal executive offices including Zip Code)

650-340-1888
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁯ ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯⁯ ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯⁯ ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯⁯ ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NYSE American Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement

Amendment to Credit Agreement and Forbearance Agreement

On December 12, 2019, AeroCentury Corp. (the "Company") and two of its subsidiary corporations, JetFleet Holding Corp. and JetFleet Management Corp., entered into a Second Amendment to Forbearance Agreement and Fourth Amendment to Credit Agreement (the "Amendment") with MUFG Union Bank, N.A., as Agent, MUFG Bank Ltd. ("MUFG Ltd."), as swap counterparty, and the lenders ("Lenders") under that certain Third Amended and Restated Credit Agreement dated as of February 19, 2019, as amended (the "Credit Agreement").

The Amendment effected the following changes to the Credit Agreement: (i) conversion of the variable interest rate margins that varied based on a leverage ratio to a fixed margin on Prime Rate-based loans and LIBOR-based loans at 2.75% and 6% per annum, respectively; (ii) assessment of additional interest in the form of a payment-in-kind interest payment equivalent to 2.5% per annum of the outstanding principal due under such loans, to be added to the principal of each loan at each interest payment date; (iii) deletion of the requirement that LIBOR-based loans be drawn in multiples of $100,000; (iv) reduction of the minimum amount of proceeds from sale of collateral required to trigger a mandatory repayment under the Credit Agreement from $2.5 million to $200,000; (v) revision to provisions relating to the Lenders' right to field examinations and inspection rights of the Company's books and records; (vi) modification of the Company's obligations with respect to disposition of net proceeds from sales of assets subject to special purpose subsidiary financing to require that all such proceeds be applied toward repayment of the Credit Agreement indebtedness; and (vii) elimination of the Company's right, in the absence of a default under the Credit Agreement, to consent to an assignment of a Lender's loan participation.

The Amendment also effected the following changes and additions to that certain Forbearance Agreement dated as of October 28, 2019, as amended (the "Forbearance Agreement") between the parties to the Credit Agreement: (i) extension of the forbearance period to January 14, 2020; (ii) consent to rollover of LIBOR loans under the Credit Agreement notwithstanding the Company's defaults under the Credit Agreement specified in the Forbearance Agreement; (iii) extension of the deadline for the Company's cure of the Credit Agreement borrowing base covenant default from January13, 2020 to February 12, 2020; (iv) addition of a provision for the engagement by the Lenders of a consultant to review and analyze the Company's financial condition, at the Company's expense; (v) addition of provisions requiring periodic reporting by the Company to the Lenders regarding the Company's financial condition and the collateral securing the Credit Agreement indebtedness; and (vi) payment by the Company, on December 16, 2019, of an extension fee equal to 100 basis points of the outstanding principal under the Credit Agreement loans, or approximately $832,000 which may be paid in kind by capitalizing the amount thereof and adding it to the principal indebtedness under the Credit Agreement. In addition to the foregoing amendments, the Amendment also contained the Lender's consent to the sale of an aircraft that is part of the collateral for the Credit Agreement indebtedness, and also provided for Lender approval of the Company's December 9, 2019 cash flow budget and the disbursements to the Company for the week of December 13, 2019, from the Company's restricted account provided for in such budget. The foregoing description of the Amendment is qualified in its entirety by reference to the copy of the Amendment filed as Exhibit 10.1 hereto.

The foregoing description of the Amendment is qualified in its entirety by reference to the copy of the Amendment filed as Exhibit 10.1 hereto.

Item 9.01

(d) Exhibits

10.1
Second Amendment to Forbearance Agreement and Fourth Amendment to Credit Agreement  between and among the Company; JetFleet Holding Corp.; JetFleet Management Corp.;  MUFG Union Bank, N.A., as Administrative Agent and Lender; MUFG Bank, Ltd., as swap counterparty; and Zions Bancorporation, N.A. (fka ZB, N.A.) dba California Bank and Trust, Umpqua Bank, U.S. Bank National Association, and Columbia State Bank, as Lenders;  dated as of December 12, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  December 16, 2019

AEROCENTURY CORP.
By: /s/ Toni M. Perazzo
Toni M. Perazzo
S.V.P - Finance & Chief Financial Officer